Exhibit 10.2

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of the undersigned Consultant’s services or consultation or continued services or consultation by Signing Day Sports, Inc., a Delaware corporation (“Company”), and the compensation being paid or to be paid to me during the term of the Consultant’s services or consultation with Company, the Consultant agrees to the terms of this Agreement as follows:

1. Confidential Information Protections.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after the term of the Consultant’s services or consultation, the Consultant will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except (i) as may be required in connection with the Consultant’s work for Company, (ii) as expressly authorized by an authorized officer of Company at the direction of the Board of Directors of Company; or (iii) as required or permitted to be disclosed pursuant to Rule 21F-17(a) under the Securities Exchange Act of 1934, as amended, or other applicable law, legal process or government regulation, provided, however, that prior to any disclosure of confidential information as required by such applicable law, the Consultant shall, to the extent such applicable law so permits, use the Consultant’s best efforts to advise Company in advance of the Consultant’s making any such permitted or required disclosure and cooperate with Company in order to afford Company a reasonable opportunity to take any legally-permissible actions to contest, limit, remove the basis for, or otherwise address such disclosure in connection with the Consultant’s work for Company. Except as provided above, the Consultant will obtain the written approval of an authorized officer of Company before publishing or submitting for publication any material (written, oral, or otherwise) that relates to the Consultant’s work at Company and/or incorporates any Confidential Information. Except as otherwise provided by applicable law the Consultant hereby assigns to Company any rights the Consultant may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. The Consultant understands that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of the Consultant’s services or consultation, the Consultant will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with the Consultant’s work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Services and Others. The Consultant represents that the Consultant’s services or consultation by Company does not and will not breach any agreement with any former services or consultation, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to the Consultant’s services or consultation by Company. The Consultant further represents that the Consultant has not entered into, and will not enter into, any agreement, either written or oral, in conflict with the Consultant’s obligations under this Agreement. During the term of the Consultant’s services or consultation by Company, the Consultant will not improperly make use of, or disclose, any information or trade secrets of any former services or consultation or other third party, nor will the Consultant bring onto the premises of Company or use any unpublished documents or any property belonging to any former services or consultation or other third party, in violation of any lawful agreements with that former services or consultation or third party. The Consultant will use in the performance of the Consultant’s duties only information that is generally known and used by persons with training and experience comparable to the Consultant’s own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. Inventions.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. The Consultant has disclosed on Exhibit A, a complete list of all Inventions that (a) the Consultant has, or the Consultant has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of the Consultant’s services by Company; (b) in which the Consultant has an ownership interest or which the Consultant has a license to use; (c) and that the Consultant wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A or if the Consultant has not completed Exhibit A, the Consultant warrants that there are no Prior Inventions. The Consultant agrees that the Consultant will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of the Consultant’s services with Company, the Consultant incorporates a Prior Invention into a Company process, machine or other work, the Consultant hereby grants Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party and except for Inventions that the Consultant can prove qualify fully under the provisions of California Labor Code section 2870 and the Consultant has set forth in Exhibit A, the Consultant hereby assigns and agrees to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all the Consultant’s right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the term of the Consultant’s services by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, the Consultant hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. The Consultant further acknowledges and agrees that neither Consultant’s successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Obligation to Keep Company Informed. During the term of the Consultant’s services and for one (1) year after the Consultant’s services end, the Consultant will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by the Consultant, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by the Consultant or in which the Consultant is named as an inventor or co-inventor.

2.5 Government or Third Party. The Consultant agrees that, as directed by Company, the Consultant will assign to a third party, including without limitation the United States, all the Consultant’s right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the term of the Consultant’s services and at Company’s request and expense, the Consultant will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. The Consultant will execute any documents that Company may reasonably request for use in obtaining or enforcing such Intellectual Property Rights and Moral Rights. If Company is unable to secure the Consultant’s signature on any document needed in connection with such purposes, the Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, which appointment is coupled with an interest, to act on the Consultant’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me. The Consultant’s obligations under this paragraph will continue beyond the termination of the Consultant’s services with Company, provided that Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by the Consultant at Company’s request on such assistance.

2.7 Incorporation of Software Code. The Consultant agrees that the Consultant will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except as expressly authorized by Company or in strict compliance with Company’s policies regarding the use of such software.

3. Records. The Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by the Consultant during the term of the Consultant’s services by Company, which records shall be available to, and remain the sole property of, Company at all times.

4. Additional Activities. The Consultant agrees that the Consultant will not (a) during the term of the Consultant’s services or consultation by Company, without Company’s express written consent, engage in any services, consultation, or business activity that is competitive with, or would otherwise conflict with the Consultant’s services or consultation by, Company; and (b) during the term of the Consultant’s services or consultation by Company and for one (1) year thereafter, the Consultant will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity. Furthermore, the Consultant agrees that during the term of the Consultant’s services or consultation by Company and thereafter, the Consultant shall not disparage Company, any officer or director of Company or any affiliate or agent of Company.

5. Return Of Company Property. Upon termination of the Consultant’s services or consultation or upon Company’s request at any other time, the Consultant will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Confidential Information and certify in writing that the Consultant has fully complied with the foregoing obligation. The Consultant agrees that the Consultant will not copy, delete, or alter any information contained upon the Consultant’s Company computer or Company equipment before the Consultant return it to Company. In addition, if the Consultant has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, the Consultant agrees to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and the Consultant agrees to provide Company access to the Consultant’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. The Consultant further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of the Consultant’s services or consultation or promptly after termination of the Consultant’s services or consultation, the Consultant will cooperate with Company in attending an exit interview and certify in writing that the Consultant has complied with the requirements of this section.

6. General Provisions.

6.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Delaware, without giving effect to any conflicts of laws principles that require the application of the law of a different state. The Consultant expressly consents to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

6.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

6.3 Survival. This Agreement shall survive the termination of the Consultant’s services or consultation and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon the Consultant’s heirs and legal representatives.

6.4 Services or Consultation. The Consultant agrees and understands that nothing in this Agreement shall give me any right to continued services or consultation by Company, and it will not interfere in any way with the Consultant’s right or Company’s right to terminate the Consultant’s services or consultation at any time, with or without cause and with or without advance notice.

6.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

6.6 Injunctive Relief. The Consultant acknowledges that, because the Consultant’s services are personal and unique and because the Consultant will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

6.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

6.8 Export. The Consultant agrees not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

6.10 Entire Agreement. If no other agreement governs nondisclosure during the term of the Consultant’s services and consultation by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an authorized officer of Company. Any subsequent change or changes in the Consultant’s duties or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of the Consultant’s services or consultation with Company.

COMPANY:

Signing Day Sports, Inc.

By:	/s/ Daniel D. Nelson
	Name:	Daniel D. Nelson
	Title:	Chief Executive Officer

Address:		8355 East Hartford Rd., Suite 100,
Scottsdale, AZ 85255

CONSULTANT:

I have read, understand, and accept this agreement and have been given the opportunity to review it with independent legal counsel.

/s/ Damon Rich
(Signature)

Damon Rich
Name (Please Print)
June 14, 2024
Date

Address:	3227 W Knudsen Dr.
Phoenix, AZ 85027

Exhibit A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Confidential Information and Inventions Assignment Agreement):

☒	None
☐	See immediately below:

A-1